PROMISSORY NOTE

$475,000.00	Dublin, Ohio April 3, 2008

National Investment Managers Inc., a Florida corporation (the "Maker"), for value received, hereby promises to pay to Anthony S. Delfino (the "Holder"), or order, the principal sum of Four Hundred Seventy Five Thousand Dollars ($475,000) (the “Principal”) Dollars in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, which shall be payable in two equal principal installments of Two Hundred Thirty Seven Thousand Five Hundred Dollars ($237,500) each, plus accrued interest, on (i) June 3, 2009 and (ii) June 3, 2010; provided, however, the Principal and interest payable at each of the aforementioned payment dates may be adjusted pursuant to Section 2.3 of the Stock Purchase Agreement entered by and between the Maker, California Investment Annuity Sales, Inc., Richard L. Kaplan and Hana E. Kaplan Inter Vivos Trust Agreement dated 1/29/97 as amended and restated 1/10/03 and Anthony S. Delfino dated April 3, 2008 (the "Stock Purchase Agreement").

Further, in the event that the Maker and the Holder are unable to determine if the Target Revenue (as defined in the Stock Purchase Agreement) has been achieved pursuant to Section 2.3(a) of the Stock Purchase Agreement, then the aforementioned payment dates shall be extended to be a date five (5) business days from the date that the Independent Accounting Firm (as defined in the Stock Purchase Agreement) resolves any dispute between the Maker and the Holder.

The Holder shall pay such amount within 30 calendar days of such request by Maker. Maker further promises to pay interest on the unpaid principal balance hereof at the rate of seven percent (7%) per annum, principal and interest on the outstanding balance to be paid annually. Interest shall be calculated on the basis of a 360 day year and actual days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of California.

This Note can be prepaid in whole or in part at any time without the consent of the Holder provided that Maker shall pay all accrued interest on the principal so prepaid to date of such prepayment.

The entire unpaid principal balance of this Note and interest accrued with respect thereto shall be immediately due and payable upon the occurrence of any of the following (each, an "Event of Default"):

a. Application for, or consent to, the appointment of a receiver, trustee or liquidator for Maker or of its property;

b. Admission in writing of the Maker's inability to pay its debts as they mature;

c. General assignment by the Maker for the benefit of creditors;

d. Filing by the Maker of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors;

e. Entering against the Maker of a court order approving a petition filed against it under the federal bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within 60 days; or

f. Default in the payment of the principal or accrued interest on this Note, when and as the same shall become due and payable, whether by acceleration or otherwise, which such default has not been cured within thirty (30) of the Holder notifying the Maker in writing of such default.

All rights and remedies available to the Holder pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by both Maker and Holder. .

This Note shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of California located in the County of Los Angeles and the Federal court in the Central District of California with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court.

This Note shall be binding upon the successors, endorsees or assigns of the Maker and inure to the benefit of the Holder, its successors, endorsees and assigns.

In the event of any dispute between parties to this Note, the prevailing party shall be entitled to immediate payment of all costs incurred by such party in such dispute, including, but not limited to, court costs and reasonable attorneys' fees.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

NATIONAL INVESTMENT MANAGERS INC.

By:	/s/ Steven Ross
Name:	Steven Ross
Title:	CEO